UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 3)   *

Broadmark Realty Capital Inc.
(Name of Issuer)
Common Stock, par value $0.001
(Title of Class of Securities)
89653L205
(Cusip Number)
December 31, 2021
(Date of Event which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)
Page 1 of 28 Pages
Exhibit Index Found on Page 27

13G
CUSIP No. 89653L205

1	NAMES OF REPORTING PERSONS Farallon Capital Partners, L.P.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 4,850,000 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for up to an aggregate of 1,793,653 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Warrants held by the reporting persons represent beneficial ownership of 4.9% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the Shares reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 2,208,849 [1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 2,208,849 [1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,208,849 [1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.7% [1]
12	TYPE OF REPORTING PERSON (See Instructions) PN

1Includes 596,390 Shares that may be purchased upon the exercise of Warrants.  See Preliminary Note and Item 2.

Page 1 of 28 Pages

13G
CUSIP No. 89653L205

1	NAMES OF REPORTING PERSONS Farallon Capital Institutional Partners, L.P.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 4,850,000 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for up to an aggregate of 1,793,653 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Warrants held by the reporting persons represent beneficial ownership of 4.9% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the Shares reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 2,873,663 [1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 2,873,663 [1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,873,663 [1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.2% [1]
12	TYPE OF REPORTING PERSON (See Instructions) PN

1 Includes 775,755 Shares that may be purchased upon the exercise of Warrants.  See Preliminary Note and Item 2.

Page 2 of 28 Pages

13G
CUSIP No. 89653L205

1	NAMES OF REPORTING PERSONS Farallon Capital Institutional Partners II, L.P.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 4,850,000 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for up to an aggregate of 1,793,653 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Warrants held by the reporting persons represent beneficial ownership of 4.9% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the Shares reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 531,561 [1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 531,561 [1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 531,561 [1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.4% [1]
12	TYPE OF REPORTING PERSON (See Instructions) PN

1 Includes 143,492 Shares that may be purchased upon the exercise of Warrants.  See Preliminary Note and Item 2.

Page 3 of 28 Pages

13G
CUSIP No. 89653L205

1	NAMES OF REPORTING PERSONS Farallon Capital Institutional Partners III, L.P.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 4,850,000 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for up to an aggregate of 1,793,653 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Warrants held by the reporting persons represent beneficial ownership of 4.9% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the Shares reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 348,534 [1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 348,534 [1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 348,534 [1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.3% [1]
12	TYPE OF REPORTING PERSON (See Instructions) PN

1 Includes 94,167 Shares that may be purchased upon the exercise of Warrants. See Preliminary Note and Item 2.
Page 4 of 28 Pages

13G
CUSIP No. 89653L205

1	NAMES OF REPORTING PERSONS Four Crossings Institutional Partners V, L.P.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 4,850,000 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for up to an aggregate of 1,793,653 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Warrants held by the reporting persons represent beneficial ownership of 4.9% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the Shares reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 498,320 [1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 498,320 [1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 498,320 [1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.4% [1]
12	TYPE OF REPORTING PERSON (See Instructions) PN

1 Includes 134,524 Shares that may be purchased upon the exercise of Warrants.  See Preliminary Note and Item 2.

Page 5 of 28 Pages

13G
CUSIP No. 89653L205

1	NAMES OF REPORTING PERSONS Farallon Capital (AM) Investors, L.P.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 4,850,000 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for up to an aggregate of 1,793,653 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Warrants held by the reporting persons represent beneficial ownership of 4.9% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the Shares reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 182,726 [1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 182,726 [1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 182,726 [1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1% [1]
12	TYPE OF REPORTING PERSON (See Instructions) PN

1 Includes 49,325 Shares that may be purchased upon the exercise of Warrants.  See Preliminary Note and Item 2.
Page 6 of 28 Pages

13G
CUSIP No. 89653L205

1	NAMES OF REPORTING PERSONS Farallon Partners, L.L.C.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 4,850,000 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for up to an aggregate of 1,793,653 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Warrants held by the reporting persons represent beneficial ownership of 4.9% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the Shares reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 6,643,653 [1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 6,643,653[1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,643,653 [1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.9% [1]
12	TYPE OF REPORTING PERSON (See Instructions) OO

1 Includes 1,793,653 Shares that may be purchased upon the exercise of Warrants.  See Preliminary Note and Item 2.

Page 7 of 28 Pages

13G
CUSIP No. 89653L205

1	NAMES OF REPORTING PERSONS Farallon Institutional (GP) V, L.L.C.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 4,850,000 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for up to an aggregate of 1,793,653 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Warrants held by the reporting persons represent beneficial ownership of 4.9% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the Shares reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 498,320 [1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 498,320[1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 498,320 [1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.4% [1]
12	TYPE OF REPORTING PERSON (See Instructions) OO

1 Includes 134,524 Shares that may be purchased upon the exercise of Warrants.  See Preliminary Note and Item 2.
Page 8 of 28 Pages

13G
CUSIP No. 89653L205

1	NAMES OF REPORTING PERSONS Philip D. Dreyfuss
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 4,850,000 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for up to an aggregate of 1,793,653 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Warrants held by the reporting persons represent beneficial ownership of 4.9% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the Shares reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 6,643,653 [1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 6,643,653 [1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,643,653 [1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.9% [1]
12	TYPE OF REPORTING PERSON (See Instructions) IN

1 Includes 1,793,653 Shares that may be purchased upon the exercise of Warrants.  See Preliminary Note and Item 2.

Page 9 of 28 Pages

13G
CUSIP No. 89653L205

1	NAMES OF REPORTING PERSONS Michael B. Fisch
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 4,850,000 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for up to an aggregate of 1,793,653 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Warrants held by the reporting persons represent beneficial ownership of 4.9% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the Shares reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 6,643,653 [1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 6,643,653 [1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,643,653 [1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.9% [1]
12	TYPE OF REPORTING PERSON (See Instructions) IN

1 Includes 1,793,653 Shares that may be purchased upon the exercise of Warrants.  See Preliminary Note and Item 2.
Page 10 of 28 Pages

13G
CUSIP No. 89653L205

1	NAMES OF REPORTING PERSONS Richard B. Fried
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 4,850,000 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for up to an aggregate of 1,793,653 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Warrants held by the reporting persons represent beneficial ownership of 4.9% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the Shares reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 6,643,653 [1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 6,643,653 [1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,643,653 [1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.9% [1]
12	TYPE OF REPORTING PERSON (See Instructions) IN

1 Includes 1,793,653 Shares that may be purchased upon the exercise of Warrants.  See Preliminary Note and Item 2.

Page 11 of 28 Pages

13G
CUSIP No. 89653L205

1	NAMES OF REPORTING PERSONS Varun N. Gehani
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 4,850,000 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for up to an aggregate of 1,793,653 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Warrants held by the reporting persons represent beneficial ownership of 4.9% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the Shares reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 6,643,653 [1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 6,643,653 [1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,643,653 [1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.9% [1]
12	TYPE OF REPORTING PERSON (See Instructions) IN

1 Includes 1,793,653 Shares that may be purchased upon the exercise of Warrants.  See Preliminary Note and Item 2.

Page 12 of 28 Pages

13G
CUSIP No. 89653L205

1	NAMES OF REPORTING PERSONS Nicolas Giauque
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 4,850,000 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for up to an aggregate of 1,793,653 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Warrants held by the reporting persons represent beneficial ownership of 4.9% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the Shares reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION France
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 6,643,653 [1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 6,643,653 [1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,643,653 [1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.9% [1]
12	TYPE OF REPORTING PERSON (See Instructions) IN

1 Includes 1,793,653 Shares that may be purchased upon the exercise of Warrants.  See Preliminary Note and Item 2.

Page 13 of 28 Pages

13G
CUSIP No. 89653L205

1	NAMES OF REPORTING PERSONS David T. Kim
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 4,850,000 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for up to an aggregate of 1,793,653 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Warrants held by the reporting persons represent beneficial ownership of 4.9% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the Shares reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 6,643,653 [1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 6,643,653 [1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,643,653 [1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.9% [1]
12	TYPE OF REPORTING PERSON (See Instructions) IN

1 Includes 1,793,653 Shares that may be purchased upon the exercise of Warrants.  See Preliminary Note and Item 2.

Page 14 of 28 Pages

13G
CUSIP No. 89653L205

1	NAMES OF REPORTING PERSONS Michael G. Linn
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 4,850,000 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for up to an aggregate of 1,793,653 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Warrants held by the reporting persons represent beneficial ownership of 4.9% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the Shares reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 6,643,653 [1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 6,643,653 [1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,643,653 [1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.9% [1]
12	TYPE OF REPORTING PERSON (See Instructions) IN

1 Includes 1,793,653 Shares that may be purchased upon the exercise of Warrants.  See Preliminary Note and Item 2.
Page 15 of 28 Pages

13G
CUSIP No. 89653L205

1	NAMES OF REPORTING PERSONS Rajiv A. Patel
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 4,850,000 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for up to an aggregate of 1,793,653 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Warrants held by the reporting persons represent beneficial ownership of 4.9% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the Shares reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 6,643,653 [1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 6,643,653 [1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,643,653 [1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.9% [1]
12	TYPE OF REPORTING PERSON (See Instructions) IN

1 Includes 1,793,653 Shares that may be purchased upon the exercise of Warrants.  See Preliminary Note and Item 2.
Page 16 of 28 Pages

13G
CUSIP No. 89653L205

1	NAMES OF REPORTING PERSONS Thomas G. Roberts, Jr.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 4,850,000 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for up to an aggregate of 1,793,653 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Warrants held by the reporting persons represent beneficial ownership of 4.9% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the Shares reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 6,643,653 [1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 6,643,653 [1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,643,653 [1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.9% [1]
12	TYPE OF REPORTING PERSON (See Instructions) IN

1 Includes 1,793,653 Shares that may be purchased upon the exercise of Warrants.  See Preliminary Note and Item 2.
Page 17 of 28 Pages

13G
CUSIP No. 89653L205

1	NAMES OF REPORTING PERSONS William Seybold
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 4,850,000 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for up to an aggregate of 1,793,653 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Warrants held by the reporting persons represent beneficial ownership of 4.9% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the Shares reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 6,643,653 [1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 6,643,653 [1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,643,653 [1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.9% [1]
12	TYPE OF REPORTING PERSON (See Instructions) IN

1 Includes 1,793,653 Shares that may be purchased upon the exercise of Warrants.  See Preliminary Note and Item 2.
Page 18 of 28 Pages

13G
CUSIP No. 89653L205

1	NAMES OF REPORTING PERSONS Andrew J. M. Spokes
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 4,850,000 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for up to an aggregate of 1,793,653 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Warrants held by the reporting persons represent beneficial ownership of 4.9% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the Shares reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 6,643,653 [1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 6,643,653 [1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,643,653 [1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.9% [1]
12	TYPE OF REPORTING PERSON (See Instructions) IN

1 Includes 1,793,653 Shares that may be purchased upon the exercise of Warrants.  See Preliminary Note and Item 2.
Page 19 of 28 Pages

13G
CUSIP No. 89653L205

1	NAMES OF REPORTING PERSONS John R. Warren
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 4,850,000 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for up to an aggregate of 1,793,653 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Warrants held by the reporting persons represent beneficial ownership of 4.9% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the Shares reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 6,643,653 [1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 6,643,653 [1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,643,653 [1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.9% [1]
12	TYPE OF REPORTING PERSON (See Instructions) IN

1 Includes 1,793,653 Shares that may be purchased upon the exercise of Warrants.  See Preliminary Note and Item 2.
Page 20 of 28 Pages

13G
CUSIP No. 89653L205

1	NAMES OF REPORTING PERSONS Mark C. Wehrly
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 4,850,000 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for up to an aggregate of 1,793,653 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Warrants held by the reporting persons represent beneficial ownership of 4.9% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the Shares reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 6,643,653 [1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 6,643,653 [1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,643,653 [1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.9%[1]
12	TYPE OF REPORTING PERSON (See Instructions) IN

1 Includes 1,793,653 Shares that may be purchased upon the exercise of Warrants.  See Preliminary Note and Item 2.
Page 21 of 28 Pages

This Amendment No. 3 to Schedule 13G amends and restates in its entirety the Schedule 13G initially filed on November 22, 2019 (together with all prior and current amendments thereto, this “Schedule 13G”).

Preliminary Note:

As of the date of this report, the Farallon Funds hold an aggregate of: (i) 4,850,000 Shares; and (ii) 7,174,613 warrants (“Warrants”), each of which is exercisable, pursuant to the terms thereof, to purchase ¼ of a Share.  Subject to the terms thereof, Warrants are exercisable at any time during an exercise period commencing 30 days after November 14, 2019 and expiring five years after November 14, 2019.

Capitalized terms used in this Preliminary Note without definitions have the meanings ascribed to them below.

Item 1. Issuer

(a) Name of Issuer:

Broadmark Realty Capital Inc. (the “Company”)

(b) Address of Issuer’s Principal Executive Offices:

1420 Fifth Avenue, Suite 2000
Seattle, WA 98101

Item 2. Identity and Background

Title of Class of Securities and CUSIP Number (Items 2(d) and (e))

This statement relates to shares of Common Stock, par value $0.001 per share (the “Shares”), of the Company.  The CUSIP number of the Shares is 89653L205.

Name of Persons Filing, Address of Principal Business Office and Citizenship (Items 2(a), (b) and (c))

This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the “Reporting Persons”.

The Farallon Funds

(i)	Farallon Capital Partners, L.P., a California limited partnership (“FCP”), with respect to the Shares held by it and the Shares that it has the right to acquire upon the exercise of Warrants;

(ii)
Farallon Capital Institutional Partners, L.P., a California limited partnership (“FCIP”), with respect to the Shares held by it and the Shares that it has the right to acquire upon the exercise of Warrants;

Page 22 of 28 Pages

(iii)
Farallon Capital Institutional Partners II, L.P., a California limited partnership (“FCIP II”), with respect to the Shares held by it and the Shares that it has the right to acquire upon the exercise of Warrants;

(iv)
Farallon Capital Institutional Partners III, L.P., a Delaware limited partnership (“FCIP III”), with respect to the Shares held by it and the Shares that it has the right to acquire upon the exercise of Warrants;

(v)
Four Crossings Institutional Partners V, L.P., a Delaware limited partnership (“FCIP V”), with respect to the Shares held by it and the Shares that it has the right to acquire upon the exercise of Warrants;

(vi)
Farallon Capital (AM) Investors, L.P., a Delaware limited partnership (“FCAMI”), with respect to the Shares held by it and the Shares that it has the right to acquire upon the exercise of Warrants; and

FCP, FCIP, FCIP II, FCIP III, FCIP V and FCAMI are together referred to herein as the “Farallon Funds.”

The Farallon General Partner

(vii)
Farallon Partners, L.L.C., a Delaware limited liability company (the “Farallon General Partner”), which is (i) the general partner of each of FCP, FCIP, FCIP II, FCIP III and FCAMI and (ii) the sole member of the FCIP V General Partner (as defined below), with respect to the Shares held by each of the Farallon Funds and the Shares that each of the Farallon Funds has the right to acquire upon the exercise of Warrants.

The FCIP V General Partner

(viii)
Farallon Institutional (GP) V, L.L.C., a Delaware limited liability company (the “FCIP V General Partner”), which is the general partner of FCIP V, with respect to the Shares held by FCIP V and the Shares FCIP V has the right to acquire upon the exercise of Warrants.

The Farallon Individual Reporting Persons

(ix)
The following persons, each of whom is a managing member or senior managing member, as the case may be, of the Farallon General Partner and a manager or senior manager, as the case may be, of the FCIP V General Partner, with respect to the Shares held by the Farallon Funds and the Shares that the Farallon Funds have the right to acquire upon the exercise of Warrants:  Philip D. Dreyfuss (“Dreyfuss”), Michael B. Fisch (“Fisch”), Richard B. Fried (“Fried”), Varun N. Gehani (“Gehani”), Nicolas Giauque (“Giauque”), David T. Kim (“Kim”), Michael G. Linn (“Linn”), Rajiv A. Patel (“Patel”), Thomas G. Roberts, Jr. (“Roberts”), William Seybold (“Seybold”), Andrew J. M. Spokes (“Spokes”), John R. Warren (“Warren”) and Mark C. Wehrly (“Wehrly”).

Page 23 of 28 Pages

Dreyfuss, Fisch, Fried, Gehani, Giauque, Kim, Linn, Patel, Roberts, Seybold, Spokes, Warren and Wehrly are together referred to herein as the “Farallon Individual Reporting Persons.”

The citizenship of each of the Farallon Funds, the Farallon General Partner and the FCIP V General Partner is set forth above.  Each of the Farallon Individual Reporting Persons, other than Giauque and Spokes, is a citizen of the United States.  Giauque is a citizen of France.  Spokes is a citizen of the United Kingdom.  The address of the principal business office of each of the Reporting Persons is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 2100, San Francisco, California 94111.

Item 3.	If This Statement Is Filed Pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), Check Whether the Person Filing Is an Entity Specified in (a) - (k):

Not applicable.

Item 4. Ownership

The information required by Items 4(a) – (c) and set forth in Rows 5 through 11 of the cover page for each Reporting Person is incorporated herein by reference for each such Reporting Person.

The Shares and Warrants reported hereby for the Farallon Funds are held directly by the Farallon Funds. The Farallon General Partner, as general partner of the Farallon Funds and the sole member of the FCIP V General Partner, may be deemed to be a beneficial owner of all such Shares held, or acquirable upon the exercise of Warrants, by the Farallon Funds.  The FCIP V General Partner, as general partner of FCIP V, may be deemed to be a beneficial owner of all such Shares held, or acquirable upon the exercise of Warrants, by FCIP V. Each of the Farallon Individual Reporting Persons, as a managing member or senior managing member, as the case may be, of the Farallon General Partner and a manager or senior manager, as the case may be, of the FCIP V General Partner, in each case with the power to exercise investment discretion, may be deemed to be a beneficial owner of all such Shares held, or acquirable upon the exercise of Warrants, by the Farallon Funds.  Each of the Farallon General Partner, the FCIP V General Partner and the Farallon Individual Reporting Persons hereby disclaims any beneficial ownership of any such Shares.

Item 5. Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof each of the Reporting Persons has ceased to be a beneficial owner of more than five percent of the class of securities, check the following:

Item 6. Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

 Not applicable.

Page 24 of 28 Pages

Item 8.	Identification and Classification of Members of the Group

The Reporting Persons are filing this Schedule 13G pursuant to Section 240.13d-1(c).  Consistent with Item 2 of the cover page for each Reporting Person above, the Reporting Persons neither disclaim nor affirm the existence of a group among them.

Item 9. Notice of Dissolution of Group

Not applicable.

Item 10. Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under §240.14a-11.
Page 25 of 28 Pages

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  February 3, 2022

/s/ Michael B. Fisch
FARALLON PARTNERS, L.L.C.,
On its own behalf and
As the General Partner of
FARALLON CAPITAL PARTNERS, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.,
FARALLON CAPITAL (AM) INVESTORS, L.P.
By Michael B. Fisch, Managing Member

/s/ Michael B. Fisch
FARALLON INSTITUTIONAL (GP) V, L.L.C.
On its own behalf and
As the General Partner of
FOUR CROSSINGS INSTITUTIONAL PARTNERS V, L.P.
By Michael B. Fisch, Manager

/s/ Michael B. Fisch

Michael B. Fisch, individually and as attorney-in-fact for each of Philip D. Dreyfuss, Richard B. Fried, Varun N. Gehani, Nicolas Giauque, David T. Kim, Michael G. Linn, Rajiv A. Patel, Thomas G. Roberts, Jr., William Seybold, Andrew J. M. Spokes, John R. Warren and Mark C. Wehrly

The Powers of Attorney executed by each of Dreyfuss, Fried, Kim, Linn, Patel, Roberts, Seybold, Spokes, Warren and Wehrly authorizing Fisch to sign and file this Schedule 13G on his behalf, which were filed as exhibits to the Schedule 13G filed with the Securities and Exchange Commission (the “SEC”) on February 13, 2020 by such Reporting Persons with respect to the Common Stock of Broadmark Realty Capital Inc., are hereby incorporated by reference.  The Power of Attorney executed by Gehani authorizing Fisch to sign and file this Schedule 13G on his behalf, which was filed as an exhibit to the Schedule 13G filed with the SEC on January 24, 2022 by such Reporting Person with respect to the Class A Common Stock of Berenson Acquisition Corp. I, is hereby incorporated by reference.  The Power of Attorney executed by Giauque authorizing Fisch to sign and file this Schedule 13G on his behalf, which was filed as an exhibit to the Schedule 13G filed with the SEC on August 12, 2021 by such Reporting Person with respect to the Class A Ordinary Shares of Metals Acquisition Corp, is hereby incorporated by reference.

Page 26 of 28 Pages

EXHIBIT INDEX

EXHIBIT 1	Joint Acquisition Statement Pursuant to Section 240.13d-1(k)
Page 27 of 28 Pages

EXHIBIT 1
to
SCHEDULE 13G

JOINT ACQUISITION STATEMENT
PURSUANT TO SECTION 240.13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements.  The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated:  February 3, 2022

/s/ Michael B. Fisch
FARALLON PARTNERS, L.L.C.,
On its own behalf and
As the General Partner of
FARALLON CAPITAL PARTNERS, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.,
FARALLON CAPITAL (AM) INVESTORS, L.P.
By Michael B. Fisch, Managing Member

/s/ Michael B. Fisch
FARALLON INSTITUTIONAL (GP) V, L.L.C.
On its own behalf and
As the General Partner of
FOUR CROSSINGS INSTITUTIONAL PARTNERS V, L.P.
By Michael B. Fisch, Manager

/s/ Michael B. Fisch

Michael B. Fisch, individually and as attorney-in-fact for each of Philip D. Dreyfuss, Richard B. Fried, Varun N. Gehani, Nicolas Giauque, David T. Kim, Michael G. Linn, Rajiv A. Patel, Thomas G. Roberts, Jr., William Seybold, Andrew J. M. Spokes, John R. Warren and Mark C. Wehrly

Page 28 of 28 Pages